Exhibit 3.1

NATIONWIDE HEALTH PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

Nationwide Health Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2 of Article IV of the Amended and Restated Articles of Incorporation of the Corporation (the “Articles”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted at a meeting duly called and held on October 19, 2007, reclassified all of the 1,000,000 authorized but unissued shares of the Corporation’s 7.677% Series A Cumulative Preferred Step-Up REIT Securities, par value $1.00 per share (the “Shares”), as authorized but unissued shares of the Corporation’s Preferred Stock, $1.00 par value per share, without designation as to series as described in Sections 1 and 2 of Article IV of the Articles.

SECOND: The Shares have been reclassified by the Board of Directors under the authority contained in the Articles.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Secretary, on this 22nd day of October, 2007.

ATTEST:	NATIONWIDE HEALTH PROPERTIES, INC.

/s/ Don M. Pearson	By:	/s/ Douglas M. Pasquale	(SEAL)
Name: Don M. Pearson	Name:	Douglas M. Pasquale
Title: Secretary	Title:	President and Chief Executive Officer

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